Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 2 to the Agreement and Plan of Merger (this “Amendment”) is made and entered into on May 4, 2017 and effective as of May 1, 2017 (the “Amendment Effective Date”) by and between Citrix Systems, Inc., a Delaware corporation (“Citrix”), GetGo, Inc., a Delaware corporation and wholly-owned subsidiary of LogMeIn, Inc. (“SpinCo”) and LogMeIn, Inc., a Delaware corporation (“Parent”).
WHEREAS, the parties previously entered into the Agreement and Plan of Merger, dated as of July 26, 2016, by and among Citrix, SpinCo, Parent and a wholly-owned subsidiary of Parent (the “Agreement”), which was subsequently amended by the parties on December 8, 2016; and
WHEREAS, the parties now wish to further amend certain provisions of the Agreement as set forth herein; and
WHEREAS, the parties have each authorized and approved the execution and delivery of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Use of Capitalized Terms. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

2.SpinCo Closing Report. The first sentence of Section 3.05(b) of the Agreement is hereby amended to state that the SpinCo Closing Report shall be prepared and delivered by Parent to Citrix “Within one hundred and eleven (111) days after the Closing Date”.

3.Effect on Agreement. Other than as specifically set forth herein, all other terms and provisions of the Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

4.Captions. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof

5.Counterparts. This Amendment may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

6.Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

7.Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed and agreed as of the Amendment Effective Date by its respective officers thereunto duly authorized.
CITRIX SYSTEMS, INC.

By:	/s/ Antonio Gomes
Name: Antonio Gomes
Title: SVP & General Counsel

GETGO, INC.

By:	/s/ Michael J. Donahue
Name: Michael J. Donahue
Title: Secretary

LOGMEIN, INC.

By:	/s/ Michael J. Donahue
Name: Michael J. Donahue
Title: SVP & General Counsel